Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Sean Collins, Partner	David Morash, President and COO
CCG Investor Relations	Axesstel, Inc.
15300 Ventura Blvd., Suite 303	15373 Innovation Drive, Suite 200
Sherman Oaks, CA 91403	San Diego, CA 92128
+1 818.789.0100, ext. 202	+1 858.613.1500
Sean.Collins@ccgir.com	DMorash@axesstel.com

AXESSTEL ANNOUNCES FIRST QUARTER FY 2004 RESULTS

Conference call today at 7:30 a.m. Pacific

SAN DIEGO – May 12, 2004 – Axesstel, Inc. (AMEX: AFT), a leader in developing, manufacturing and marketing high-quality, CDMA-based fixed wireless local loop (WLL), hybrid terminals and engineering services to operators worldwide, today announced results for the first quarter of fiscal 2004. The Company also announced receipt of a LOI and related purchase orders for a large quantity of its fixed wireless phones from a leading Indian telecommunications company. The company will announce specific amounts and terms pending execution of the final agreement.

For the quarter ended March 31, 2004, Axesstel posted revenues of $429,000 as compared to $3.3 million for the quarter ended March 31, 2003. This reduction in revenue was in line with previously announced management expectations as the Company completes a transition from operating as a contract research and development organization to a manufacturer of products marketed under its own name to large telephone and data carriers worldwide. Of the 2003 figure, $435,000 of revenues were from sales of products, while the remainder was from engineering services for Verizon and another major telecommunications company under third-party contracts that were successfully completed in 2003. The entire $429,000 in revenues for this year’s first quarter was from product sales.

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For the first quarter of 2004, the Company’s comprehensive quarterly net loss, which includes income tax provisions and foreign currency adjustments, was $1.4 million or $.17 per share versus comprehensive net income of $798,000 or $.13 per share for the prior-year first quarter. The first-quarter net loss and comprehensive net loss reflect the investments made to execute the Company’s shift from engineering services into product sales.

In this context, the Company’s selling, general and administrative expenses (SG&A) increased year-over-year, from $679,000 for the 2003 quarter to $1.7 million for the 2004 quarter.

Similarly, research and development costs grew from $65,000 in the 2003 quarter, to $664,000 in Q1 04.

Year-over-year comparisons reflect Axesstel’s shift over the course of recent months from relying on engineering services conducted for third parties to the commencement of large-scale product manufacturing under a late 2003 agreement with its Taiwan-based manufacturing partner Wistron NeWeb (WNC). WNC is larger than the Company’s previous suppliers, and lends flexibility and scalability to the Company’s outsourced production resources.

Because of the move of manufacturing to WNC and the startup of the Bell South and Pakistan contracts, only two weeks of product shipments under the Company’s existing contracts were recorded in the first quarter.

Further reflecting its transition into product sales, management of the Company’s engineering services group has agreed to establish an independent operation, the structure of which is being established.

The Company’s balance sheet remains strong, with $3.0 million in cash and cash equivalents at March 31, 2004. This reflects initial revenues from the TeleCard and

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BellSouth orders as well as more than $3.7 million in a private placement of debt and equity instruments announced January 20 of this year and a three-year, $3 million senior secured convertible note issued to Laurus Master Fund, announced March 16.

Management announced that Axesstel is in the latter stages of negotiation with Qualcomm on an equity investment that would add to the approximately 7% equity stake Qualcomm already holds in the Company.

During the first quarter, Axesstel introduced two new products for the CDMA 450 Megahertz spectrum, with a presentation by Lixin Cheng, President of Axesstel California, at the inaugural International CDMA450 industry conference held recently in China. Although the 450 Mhz spectrum is allocated throughout much of the world, it remains underutilized, making it an attractive spectrum for supporting the introduction or expansion of wireless service in rural areas.

“Although the numbers taken out of context may not show it, the stage is set for Axesstel to have an extremely successful 2004,” commented Mike Kwon, Axesstel’s Chairman and CEO. “The financings and sales wins we have announced to date this year, the large Indian supply agreement that is pending and our qualification to begin trading on the American Stock Exchange mark just the beginning of an outstanding ramp-up. To enhance the added liquidity that our AMEX listing is expected to bring us, we have registered certain shares in relation to the financings we completed in the first quarter under a Form S-2 and have additional plans to file a Form S-8 in connection with stock warrants and options held by our employees. We continue to evaluate a possible secondary offering later in the year.”

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Appoints Wistron executive to Board; appoints new legal counsel

Mr. Kwon also welcomed to the Board of Directors Wistron President Haydn Hsieh as part of the Company’s goal of increasing its independent Board member total to five. Mr. Hsieh brings with him extensive experience in supplying the fixed wireless market, particularly in China. He also announced that Axesstel is changing its corporate counsel to Sheppard, Mullin, Richter & Hampton, as the Company prepares for expected rapid growth internationally.

Affirms guidance for second quarter and full fiscal year, with possible upside

Based on the supply agreements with TeleCard and the BellSouth carriers, management expects the Company to report second-quarter revenues in the range of $6 million to $8 million. Further, it continues to expect the Company to become cash-flow positive and earnings positive in the second half of the year, with full-year revenues in the range of $28 million to $30 million.

These expectations do not reflect revenue from the above-referenced pending agreement with a large Indian telecom company.

Conference call today at 7:30 a.m. Pacific time

In connection with first-quarter results, Axesstel will host a conference call at 7:30 a.m. PDT (10:30 a.m. EDT) on Wednesday, May 12, 2004.

Joining Mike Kwon, Chairman and CEO of Axesstel, Inc., will be David Morash, President and Chief Operating Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, May 12 at 11:00 a.m. PDT, through Wednesday, May 19 at midnight PDT. To access the replay dial (800) 642-1687 and enter the conference ID number 7298272.

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About Axesstel, Inc.

Axesstel, Inc., a Nevada Corporation, is powering the next generation of wireless, fixed and hybrid mobile devices based on CDMA, CDMA2000, 802.11, and emerging 3G and 4G broadband IP technologies. The Company is pursuing technology and applications that will enable the development and delivery of carrier-class subscriber-based solutions, including fixed terminals, handsets and wireless payphones. To date, Axesstel’s Qualcomm-licensed products can be found in more than 15 countries worldwide. The company is headquartered in San Diego, California with a research and development center in Seoul, Korea. For more information, visit the company’s Web site at www.axesstel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the incomplete status of negotiations of the definitive supply agreement with the large Indian telecommunications company referenced above in this release, as well as the risk factors noted in the Company’s filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s ability to gain market acceptance for its products; the Company’s ability to attract and retain skilled personnel; and the Company’s reliance on third-party suppliers.

(FINANCIAL TABLES FOLLOW)

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AXESSTEL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Unaudited
	For the three months ended
	March 31, 2004	March 31, 2003
Net revenues
Product sales	$428,600	$435,375
Engineering services	0	2,843,730

	428,600	3,279,105

Cost of goods sold
Product sales	345,417	555,471
Engineering service	—	669,130

Gross profit	83,183	2,054,504

Research and development	664,056	64,528
Selling, general and administrative expenses	1,732,744	679,263

Operating income (loss)	(2,313,617)	1,310,713

Other income (expense)

Interest income and other income	4,559	116,056
Loss from write down and disposition of assets	—	—
Interest expense and other expense	(84,683)	(6,234)

Total other income (expense)	(80,124)	109,822

Income (loss) before income taxes	(2,393,741)	1,420,535

Provision (benefit) for income taxes	(957,496)	612,809

Net income (loss)	(1,436,245)	807,726
Other comprehensive income (loss)
Foreign currency translation adjustment	(1,196)	(9,355)

Comprehensive income (loss)	(1,437,441)	798,371

Basic earnings (loss) per common share	$(0.17)	$0.13

Diluted earnings (loss) per common share	$(0.17)	$0.10

Weighted average number of common shares - basic	8,256,636	6,077,810

Weighted average number of common shares - diluted	8,256,636	8,070,815

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AXESSTEL, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2004 (Unaudited)	December 31, 2003
Current assets
Cash and cash equivalents	$2,960,433	$376,336
Accounts receivable	216,000	1,408,888
Prepayments and other current assets	1,460,716	612,687

Total current assets	4,637,149	2,397,911

Property and equipment, net	1,516,417	1,463,266

Other assets
Deferred tax assets	1,837,496	880,000
License fee	3,000,000	3,000,000
Development costs	1,307,200	1,033,909
Goodwill	385,564	522,453
Other assets	557,140	483,399

Total other assets	7,087,400	5,919,761

Total assets	$13,240,966	$9,780,938

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LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31, 2004 (Unaudited)	December 31, 2003
Current liabilities
Accounts payable	$770,492	$1,479,466
Due to Qualcomm, Inc.	900,000	1,300,000
Note payable	1,000,000	200,000
Current obligations of capital leases	—	221,040
Customer advances	998,428	—
Fund raising advances	—	1,720,000
Accrued expenses and other current liabilities	715,482	810,524

Total current liabilities	4,384,402	5,731,030

Long-term liabilities
Note Payable	3,000,000	—
Other long-term liabilities	76,861	—

Total long-term liabilities	3,076,861	—

Stockholders’ equity
Shareholder Equity	5,779,703	4,049,908

Total stockholders’ equity	5,779,703	4,049,908

Total liabilities and stockholders’ equity	$13,240,966	$9,780,938

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